Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ENPRO INC.
(Exact name of registrant, as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	01-0573945 (I.R.S. Employer) Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

ENPRO INC. 2020 EQUITY COMPENSATION PLAN
(as amended and restated effective April 30, 2025)
(Full title of the plan)

Robert S. McLean
Chief Administrative Officer and General Counsel
Enpro Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Name and address of agent for service)
(704) 731-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer	☐
Smaller reporting company	☐		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This registration statement is filed by Enpro Inc., a North Carolina corporation (the “Company” or the “Registrant”), for the purpose of registering 400,000 additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the Enpro Inc. 2020 Equity Compensation Plan (as amended and restated effective April 30, 2025) (the “Plan”), which was approved by the Company’s shareholders on April 30, 2025.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Commission by the Company:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”);

(b)
Definitive Proxy Statement for the Company’s annual meeting of shareholders held on April 30, 2025, which was  filed on March 24, 2025, and the Company’s supplemental proxy materials filed on March 25, 2025 and April 21, 2025;

(c)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025;

(c)	Current Reports on Form 8-K filed on April 10, 2025 and May 1, 2025; and

(d)	The description of the Common Stock contained in Exhibit 4.3 filed with the Company’s Form 10-K for the fiscal year ended December 31, 2023.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director.  No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective.  The Company’s articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself or herself  in good faith, (ii) reasonably believed (1) that any action taken in his or her official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his or her conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act.  A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents (and any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another corporations, partnership, joint venture, trust or other enterprise (which would include subsidiaries of the corporation)) against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.  The Company’s bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act to any person who at any time serves or has served as an officer, employee or a director of the Company.  In addition, the Company has separate indemnification agreements with its directors and officers.

Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation.  Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person.  The Company has purchased and maintains such insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Enpro Inc. 2020 Equity Compensation Plan (as amended and restated effective April 30, 2025) (incorporated by reference to Appendix B to the Proxy Statement on Schedule 14A filed by Enpro Inc. on March 24, 2025 (File No. 001-31225))

4.2	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2023 (File No. 001-31225)) (File No. 001-31225))
4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on December 4, 2023 by the Company (File No. 001-31225))
4.4
Form of certificate representing shares of common stock, par value $0.01 per share of the Company (incorporated by reference to Exhibit 4.1 to the Form 10-K for the year ended December 31, 2023 filed by the Company (File No. 001-31225))

5*	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1*	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney from William Abbey
24.2*	Power of Attorney from Allison K. Aden
24.3*	Power of Attorney from Thomas M. Botts
24.4*	Power of Attorney from Felix M. Brueck
24.5*	Power of Attorney from Adele M. Gulfo
24.6*	Power of Attorney from David L. Hauser
24.7*	Power of Attorney from John Humphrey
24.8*	Power of Attorney from Ronald C. Keating
24.9*	Power of Attorney from Judith A. Reinsdorf
107*	Filing Fee Table

*  Filed  herewith.

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 8, 2025.

ENPRO INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Eric A. Vaillancourt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2025
Eric A. Vaillancourt

/s/ Joseph F. Bruderek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 8, 2025
Joseph F. Bruderek

/s/ Steven R. Bower	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 8, 2025
Steven R. Bower

/s/ William Abbey	Director	May 8, 2025
William Abbey*

/s/ Allison K. Aden	Director	May 8, 2025
Allison K. Aden*

/s/ Thomas M. Botts	Director	May 8, 2025
Thomas M. Botts*

/s/ Felix M. Brueck	Director	May 8, 2025
Felix M. Brueck*

/s/ Adele M. Gulfo	Director	May 8, 2025
Adele M. Gulfo*

/s/ David L. Hauser	Chairman of the Board and Director	May 8, 2025
David L. Hauser*

/s/ John Humphrey	Director	May 8, 2025
John Humphrey*

/s/ Ronald C. Keating	Director	May 8, 2025
Ronald C. Keating *

/s/ Judith A. Reinsdorf	Director	May 8, 2025
Judith A. Reinsdorf*

*	By:	/s/ Robert S. McLean
(Robert S. McLean, Attorney-in-Fact)